STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered in to a of the 28th day of April, 2000, by and among COSMO COMMUNICATION S CORPORATION, a corporation organized and existing under the laws of the State of Florida, (hereinafter referred to as the "Company"), MR. AMANCIO VICTOR SUAREZ, an adult individual residing in the County of Dade, State of Florida, MR. CARLOS ORTEGA, an adult individual residing in the County of Dade, State of Florida, and MR. AMANCIO J. SUAREZ, an adult individual residing in the County of Dade, State of Florida, (each of whom is colletively referred to herein as the "Principal Shareholders"), and STARLIGHT MARKETING DEVELOPMENT LTD., a corporation organized and existing under the laws of Hong Kong, or its designee (hereinafter referred to as the "Investor").

      WHEREAS, the Company has authorized thirty thousand (30,000) shares of Convertible Cumulative Preferred Stock and nine million nine hundred seventy thousand (9,970,000) shares of Preferred Stock, of which no shares have been issued, and four million (4,000,000) shares of Common Stock (the "Common Stock"), of which two million six hundred forty-two thousand (2,642,000) shares are issued and outstanding as of the date hereof; and

      WHEREAS, the Investor has received from the Company an option (the "Company Option") to purchase twenty-six million five hundred eighty-five thousand eight (26,585,008) shares of Common Stock for One Million Dollars ($1,000,000) in the aggregate; and

WHEREAS, subject to the terms and conditions contained herein, the Investor desires to exercise the Company Option, and to purchase, and the Company desires to sell, twenty-six million five hundred eighty-five thousand eight (26,585,008) shares of Common Stock, representing eighty-four and eighty-nine hundredths percent (84.89%) of the total issued and outstanding shares thereof on a fully-diluted basis as of the date of issuance thereof, for the aggregate purchase price of One Million Dollars ($1,000,000), or $0.037615 per share; and

      WHEREAS, the Investor has entered into that certain Letter Agreement with the Principal Shareholders (the "Letter Agreement"), whereby the Company (post-acquisition) and the Principal Shareholders shall each acquire the respective amounts of Common Stock set forth in such Letter Agreement, a copy of which is attached as Exhibit A to this Agreement; and

WHEREAS, subject to the terms and conditions contained herein, the Investor and the Principal Shareholders each desire to exercise, implement and otherwise consummate the several transactions set forth in the Letter Agreement; and

WHEREAS, the Investor has provided interim financing to the Company in the amount of Four Hundred Thousand Dollars ($400,000), as evidenced by that certain Promissory Note dated as of January 26, 2000 (the "Bridge Note"), and the Investor elects to forgive said indebtedness of the Company in consideration of the Investor receiving a credit at the Closing (as defined below), dollar for dollar, against the Purchase Price for the full amount of said Bridge Note plus any interest accrued thereon, but not yet paid, as of the Closing date.

NOW, THEREFORE, in consideration of the foregoing premises, and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF SHARES

1.01      Purchase and Sale.   Subject to the terms and conditions
hereof, at the Closing, the Investor agrees to purchase from the Company, and the Company agrees to issue and sell to the Investor, twenty-six million five hundred eighty-five thousand eight (26,585,008) shares of the Company's Common Stock (the "Company Shares"). The parties acknowledge and agree that, as of the date hereof, the Company has an insufficient amount of shares of Common Stock authorized to meet the requirements of this Section 1.01(a), and it shall be a condition precedent to the obligations of the Investor to proceed to Closing that the Company shall have amended its Articles of Incorporation to provide for the increased authorization of shares of Common Stock to consummate this transaction. Such Company Shares, once so authorized and delivered to the Investor as set forth herein, shall be validly issued, fully-paid and non-assessable, and shall represent not less than eighty-four and eighty-nine hundredths percent (84.89%) of the total number of issued and outstanding shares of Common Stock, on a fully-diluted basis, as of their date of issuance.

1.02 Consideration for and Issuance of the Shares. As considera-tion for the Company Shares, the Investor shall pay to the Company the aggregate sum of One Million Dollars ($1,000,000), or Three point Seven Six One Five Cents ($0.037615) per share (the "Purchase Price"), which shall be paid as follows:

       (i) [Six Hundred Thousand Dollars ($600,000) minus any unpaid interest on the Bridge Note] shall be paid to the Company in immediately available funds by check or by federal wire transfer deposited into an account designated by the Company; and

       (ii) the sum of [Four Hundred Thousand Dollars ($400,000) plus any unpaid interest on the Bridge Note] shall be credited against the Company Purchase Price in exchange for the full discharge and cancellation of the Company's obligations under the Bridge Note. Upon receipt of the funds, the Company shall cause the Investor to be issued a stock certificate in the manner set forth above, evidencing the Investor's ownership of the Company Shares.

1.03 Agreement with Respect to the Future Sale of Shares. The Investor and the Principal Shareholders each hereby agree that, regardless of whatever other rights or restrictions may be imposed upon the Shares by reason of the federal and state securities laws or otherwise, each of them hereby voluntarily agrees that, in each of the three (3) years following the Closing, (except to the extent set forth below or as otherwise agreed upon herein) they shall not sell or transfer any of their Shares to any other person if such sale or transfer would result in the disposition of more than one-third (1/3) of the total number of Shares owned by such person beneficially or of record within any given year during such three year period. Notwith standing the foregoing, if the Investor does wish to dispose of Shares in excess of the limitations imposed by the preceding sentence, then it may do so provided that (1) it gives written notice of such fact to eachof the other parties hereto, stating the amount of such additional Shares which it desires to dispose of; and (2) each other party hereto shall have the right to sell or transfer such additional number of Shares in the year in which such notice is received, as is equal to the same percentage of Shares as the Investor desires to sell or transfer of its total number of Shares owned.

1.04 Conversion Transactions. At the Closing, each of the Principal Shareholders shall consummate and complete with the Company the several secured loan and debt conversion transactions set forth in the Letter Agreement attached as Exhibit A to this Agreement (collectively, the debt conversion and related transactions together with the Excluded Transactions discussed in Section 1.05 below are sometimes referred to herein as the "Principal Shareholder Transac-tions"). All indebtedness to be converted into shares of Common Stock thereunder shall represent true indebtedness of the party claiming the same, and all shares of Common Stock into which such indebtedness is being converted shall be validly-issued, fully-paid and non-assessable upon the full and complete discharge of such indebtedness as contem-plated therein.

1.05 Excluded Transactions. At the Closing, the parties agree that they shall also enter into certain transactions for the assignment of certain assets (the "Excluded Assets") from the Company, all of which shall be deemed to have occurred prior to the purchase and sale of the Shares by the Investor. The specific Excluded Assets are as set forth on Exhibit B attached to this Agreement.


ARTICLE II

CLOSING

2.01 The Closing. The closing of the purchase and sale of the Private Shares and the Company Shares (the "Closing") shall be held at the offices of Feldhake, August & Roquemore, located at 600 Anton Boulevard, Suite 1730, Costa Mesa, California at 10:00 a.m. on the first business day following the ability of all parties to satisfy their respective Closing conditions hereunder, or at such other time and place as the Company, the Principal Shareholders and the Investor shall mutually agree. At the Closing, the Company shall deliver the Company Shares to the Investor upon delivery to the Company of the Company Purchase Price by check or wire transfer of funds in the amount of the Purchase Price. The Company Shares to be delivered to the Investor will be evidenced by a single certificate registered in the Investor's name. If the Closing fails to occur by May 30, 2000, or by such later date to which this Agreement may be extended as provided herein, this Agreement shall automatically terminate, all parties shall pay their own expenses incurred in connection herewith, and no party hereto shall have any further obligations hereunder; provided, however, that no such termination shall constitute a waiver by any party (or parties) which is (are) not in default of any of its (or their respec-
tive) representations, warranties or covenants if any other party or parties is (are) in default of any of its (or their respective) repre-sentations, warranties or covenants under this Agreement.

2.02 Capitalization. Immediately prior to the Closing, the authorized capital of the Company will consist of:

(a) Common Stock. Fifty million (50,000) shares of Common Stock, having a par value of One-Tenth of One Cent ($0.001) per share, of which two million six hundred forty-two thousand (2,642,000) shares are duly and validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws), fully-paid, non-assessable, and outstanding as of the date hereof.

(b)      Preferred Stock.  Thirty thousand (30,000) shares of
Convertible Cumulative Preferred Stock, and nine million nine hundred seventy thousand (9,970,000) shares of Preferred Stock, of which no shares have been issued or are outstanding.

(c) Other Securities. Except as set forth on Schedule 2.02(c) attached hereto, and other than the Company Option, the Company has not issued or created, and has not entered into any Contract (as hereinafter defined) to issue or create, any security which is con-vertible into or exercisable or exchangeable for, or which confers any rights in respect of, the Common Stock of the Company.

ARTICLE III

REPRESENTATIONS OF THE COMPANY

Each of the Company and the Principal Shareholders, hereby represent and warrant to the Investor, jointly and severally, the represen-tations and warranties set forth below, provided, however, that (a) as to any representation pertaining to the operations of the Company or any subsidiary thereof other than Cosmo Communications Canada, Inc., an Ontario corporation ("Cosmo Canada"), only Messrs. A.V. Suarez, Ortega and A.J. Suarez shall be deemed to be making such representations, (b) as to any representation pertaining to Cosmo Canada, only Messrs. J. Horak and P. Horak shall be deemed to be making such representation, and (c) no Principal Shareholder shall be deemed to make any representation as to the nature, condition or property of any other Principal Shareholder (it being acknowledged that the Investor is entering into this Agreement in material reliance upon each of the following representations and warranties, and that the truth and accuracy of each, as evidenced by their signature set forth on the signature page, constitutes a condition precedent to the obligations of the Investor hereunder):

3.01 Ownership and Issuance of the Shares. The Principal Share-holders are the lawful owners of the Private Shares to be transferred to the Investor hereunder, free and clear of all preemptive or similar rights and any and all charges, claims, demands, judicial orders, pledges, security interests, obligations or other encumbrances (referred to herein collectively as "Liens"). The Company has duly is sued the Company Shares to be delivered hereunder, each of which is be ing delivered free and clear of any preemptive or similar rights and other Liens. The delivery to the Investor of the Company Shares pur-suant to the provisions of this Agreement will transfer to and vest in the Investor valid title thereto, free and clear of all Liens of every kind and description. All of the Company Shares have been duly-authorized and validly-issued, and are fully-paid and non-assessable. As of the Closing, the Company Shares purchased by the Investor here-under will reprsent eighty-four and eighty-nine hundredths percent (84.89%) of the total issued and outstanding shares of the Company on a fully-diluted basis.

3.02 Authority to Execute and Perform this Agreement. Each of the Company and each Principal Shareholder has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement, and to issue, sell, assign, trans-fer and convey the Company Shares and the Private Shares, as applicable, and to perform fully their respective obligations here-under. This Agreement has been duly executed and delivered by each such party and, assuming due execution and delivery by, and enforce-ability against, the Investor, this Agreement constitutes the valid and binding obligation of each Principal Shareholder and of the Company, enforceable against him and it in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). No approval or consent of, or filing with, any governmental or regulatory body, and no approval or consent of, or filing with, any other person is required to be obtained by the Company, or by any Principal Share-holder, or in connection with the execution and delivery by the Company any Principal Shareholder of this Agreement, or the consum-mation and performance by each of them of the transactions contem-plated hereby, other than the approval of the Board of Directors of the Company with respect to the Company. Each person signing this Agreement on behalf of the Company is the duly elected officer of the Company holding the position indicated by such person's name on the Signature Page hereof, and each such person has full corporate authority to execute and deliver to the Investor, and to cause the entry into and performance of, this Agreement which, once so executed and delivered, will constitute the legally binding agree-ment of the Company, enforceable against it in accordance with its terms.

The execution, delivery and performance of this Agreement by the Company and each Principal Shareholder, and the consummation by each of them of the transactions contemplated hereby in accordance with the terms and conditions hereof, will not:

(a) violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both would constitute) a default under, any contract, lease, agreement or other instrument or obligation to which the Company or any Principal Shareholder is a party or by or to which any of the properties and assets of the Company or any Principal Share-holder may be bound or subject;

(b) violate any order, judgment, injunction, award or decree of any court, arbitrator, governmental or regulatory body, by which the Company or any Principal Shareholder, or the securities, assets, properties or business of any of them is bound; or

(c) violate any applicable statute, law or regulation, or any charter document or bylaws of the Company or any Subsidiary (as such term is hereinafter defined) thereof.

3.03 Existence and Good Standing. The Company is a corpora-tion duly organized, validly existing and in good standing under the laws of the State of Florida. The Company has the power to own or lease its properties and assets and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in the jurisdictions set forth on Schedule 3.03, which are the only jurisdictions in which the character or location of the properties owned or leased by the Company, or the nature of the business conducted by it, makes such qualification necessary.

3.04 Capital Stock. The description of the Company's capitalization set forth in Section 2.02 is true, complete and correct in all respects as of the date hereof. No shares of Common Stock or any other securities are held in the Company's treasury. All such outstanding shares have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 2.02, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements, commitments or arrangements of any character providing for the purchase, subscription, issuance or sale of any shares of the capital stock of the Company, or any other security of the type described in Section 2.02(c).
All of the options, warrants and other rights identified on
Schedule 2.02 shall be valid and fully enforceable against each of the parties thereto subject to the purchase and sale of the Company's Shares in the same manner and with the same force and effect as prior to such Share purchase.

3.05 Financial Statements and No Material Changes. Schedule 3.05 contins: (i) the unaudited consolidated financial statements of the Company and each Subsidiary (hereafter referred to as the "Cosmo Group") as of December 31, 1999 (the "Unaudited Annual Statement"); and (ii) the unaudited financial statements of the Company for the fiscal quarter ended March 31, 2000 (the "Unaudited Quarterly Statement" and, together with the Unaudited Annual Statement, the "Financial Statements").

The Financial Statements were carefully prepared from the books and record of the Company, and present fairly the financial position, assets and liabilities of the Company and the results of its operations for the respective periods indicated, and reflect all necessary accruals, all in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis.

Since March 31, 2000 (the "Quarterly Financial Statement Date") there has een: (i) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects of the Company, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other national force or otherwise; and (ii) no material adverse change in the assets or liabilities, or in the business or condiion, financial or otherwise, or in the results of operations or prospects of the Company, and to the best knowledge, information and belief of the Company and its Principal Shareholders, no fact or condition exists or is contemplated or threatened which might cause such a change in the future.

3.06 Books and Records. The corporate minute books of the Company an each Subsidiary, contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent) the shareholders and Board of Directors of the Company and each Subsidiary, as applicable. Except as set forth on Schedule 3.06 attached hereto, the Company does not have any of its respective records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photo-graphic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

3.07 Subsidiaries. Schedule 3.07 attached hereto is a true and complete listing of each corporation, partnership, limited partnership, limited liability company, joint venture or other form of business organization or association (including, without limitation, by contract in which the Company, directly or indirectly, owns ten percent (10%) or more of the total equity interests of such business organization or association (a "Subsidiary"). Except as set forth on
Schedule 3.07, the Company has no other Subsidiaries and does not control, directly or indirectly, any other corporation, association, or business organization.

3.08      Title to Properties.

(a) Except as set forth on Schedule 3.08 attached hereto, the Company and each Subsidiary has good, valid and marketable title to
(a) all of its respective properties and assets (real and personal, tangible and intangible), including, without limitation, all of the properties and assets reflected in the balance sheet included as part of the Financial Statements, except as indicated in any Schedule hereto; and (b) all of the properties and assets purchased by the Company and each such Subsidiary since the Quarterly Financial State-ment Date, all of which purchases have been made in the rdinary course of its respective business (except as set forth on Schedule 3.07 attached hereto); in each case subject to no Lien, of any kind or character, except for (i) Liens reflected in the balance sheet included as part of the Financial Statements; (ii) Liens consisting of zoning or planning restrictions, easements, permits and other restrictins or limitations on the use of real property or irregulari-ties in title thereto, which do not materially detract from the value of, or impair the use of, such property by the Company in the opera-tion of its business; (iii) Liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent;
(iv) Liens inurin to carriers, materialmen, warehousemen, mechanics or other inchoate liens created by the Company in the ordinary cause of its business; and (v) Liens expressly set forth on Schedule 3.07 attached hereto.

(b) The rights, properties and other assets presently owned, leased, or licensed by the Company and each Subsidiary reflected on the balance sheet included in the Financial Statements or acquired since the Quarterly Financial Statement Date include all rights, properties and other assets necessary to permit the Company and each Subsidiary to conduct its respective business in the same manner as its business has heretofore been conducted. All such properties and assets owned or leased by the Company and each Subsidiary are in satisfactory condition and repair, other than ordinary wear and tear or as otherwise does not and will not cause or create a material averse effect upon the business, assets, operations, financial cond ition or future prospects of the Company and/or any Subsidiary (herein after referred to as a "Materially Adverse Condition").

No structure or improvement on the real property leased by the Company or ay Subsidiary, whether now existing or intended to be constructed pursuant to existing plans and specifications, violates, or if completed would violate, any applicable zoning or building regulations or ordinances or similar federal, state or municipal law.

3.09 Leases. Schedule 3.09 attached hereto, contains a true and compete list and description of the material terms of all leases to which the Company and each Subsidiary is a party, (either as Principal or sub-lessee or lessor (the "Leases"). Each lease set forth on
Schedule 3.09 is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations there-under has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act (including the consum-mation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such Lease. Neither the Company nor any Subsdiary has violated any of the material terms or conditions under any such Lease in any material respect, and, to the best knowledge, information and belief of the Company and the Principal Shareholders, all of the covenants to be performed by any other party under any such Lease have been fully performed. All property governed by any such Lease is i a state of good maintenance and repair and is adequate and suitable for the purposes for which it is presently being used.

3.10 Material Contracts. Schedule 3.10 attached hereto sets forth a tre and complete list of each contract, agreement, arrangement, undertaking or understanding, whether written or oral (a "Contract") meeting any of the following criteria and by which the Company, any Subsidiary or their respective properties or assets are bound (a "Material Contract"):

(a) any Contract relating to the employment of any person, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan, except to the extent that such Contract is cancelable at the option of the Company or any Subsidiary without penalty or premium upon not more than fifteen (15) days' prior notice.

(b) any Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;

(c) any Contract evidencing, making or committing to make any loan oradvance to, or investment in, any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other entity (each a "Person");

(d) any Contract creating or committing to any guarantee or other contngent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business);

(e)      any management service, consulting or any other similar type
         Contract;

(f) any Contract limiting the freedom of the Company or any Subsidiary to engage in any line of business or to compete with any Person;

(g) any Contract not entered into in the ordinary course of business which involves payment or receipt of at least Fifty Thousand Dollars ($50,000), singly or in installments, and is not cancelable without penalty or premium within thirty (30) days;

(h) any Contract which might reasonably be expected to have a Materially Adverse Effect upon the Company or any Subsidiary; and

(i) any Contract not expressly disclosed in the Financial Statements and under which the Company or any Subsidiary is obligated to make cash payments of, or deliver products or render services with a value of, Fifty Thousand Dollars ($50,000) or more, individually or in the aggregate, and any other Contract which is material to the conduct of the business of the Company or any Subsidiary.

3.11 Restrictive Documents. Except as set forth on Schedule 3.11 attached hereto, neither the Company, nor any Subsidiary is subject to, or a party to, any charter, bylaw, mortgage, Lien, Lease, license, permit, Contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which has or could reasonably be expected to produce a Materially Adverse Effect upon the Company, any Subsidiary or any of their respective assets or properties (the "Cosmo Group Property"), or which would prevent consummation of the transactions con-templated by this Agreement, compliance by any party with the terms, conditions and provisions hereof, or the continued operation of the Cosmo Group Business (as hereinafter defined) after the date hereof or the Closing Date on substantially the same basis as heretofore operated, or which would restrict the ability of the Company or any Subsidiary to conduct its business in any area.

3.12 Litigation. Except as set forth on Schedule 3.12 attached hereto there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before any governmental or other instrumentality or agency pending or, to the best knowledge of the Company and the Principal Shareholders after due investigation and inquiry, threatened against, or affecting the Company or any Subsidiary, or any of the Cosmo Group Property, or against the Principal Shareholders, or any officer, director or employee of the Company or any Subsidiary, other than such items which are insignificant and immaterial and which do not adversely affect

         (i) the right or ability of the Company or any Subsidiary to carry on its business as now conducted;

         (ii) the condition, whether financial or otherwise, of any Cosmo Group Property; or

         (iii) the consummation of the transactions contemplated hereby.

         There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal by which either the Company or any Subsidiary, or any officer, director or employee of the Company or any Subsidiary, or the respective securities, assets, properties or businesses of any of them, is bound other than any such items which are insignificant and immaterial and which do not and will not adversely affect

         (i) the right of the Company or any Subsidiary to carry on its business as now conducted and as proposed to be conducted by the Investor after the consummation of the transactions contemplated by this Agreement;

         (ii) the condition, whether financial or otherwise, of any Cosmo Group Property; or

         (iii) the consummation of the transactions contemplated hereby.

3.13 Taxes. Except as set forth on Schedule 3.13 attached hereto, the Company and each Subsidiary has filed or caused to be filed, within the times and within the manner prescribed by law, all federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with respect to, the Company and/or such Subsidiary. Such returns and reports reflect accurately all liability for taxes of the Company for the periods covered thereby. Except as set forth on Schedule 3.13, all federal, state, local and foreign income, profits, franchise, employment, sales, use, occupancy, excise and other taxes and assessments, stock and transfer taxes (including interest and penalties) payable by, or due from, the Company and any Subsidiary have been fully-paid and fully-provided for in the books and financial statements of the Company and/or such Subsidiary. No examination of any tax return of the Company or any Subsidiary is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any tax return of the Company and/or any Subsidiary. Schedule 3.13 attached hereto lists all tax sharing Contracts to which the Company and/or any Subsidiary is a party and all such Contracts have been terminated prior to the Closing Date with no continuing liability, obligation or commitment to or of the Company and/or any Subsidiary.

3.14 Liabilities. Except as set forth on Schedule 3.14, the Cosmo Group has no outstanding claims, liabilities or indebtedness, contingent or otherwise, which are not properly reflected in the Financial Statements in a manner consistent with past practice, other than liabilities incurred subsequent to December 31, 1999 in the ordinary course of its business and not exceeding Fifty Thousand Dollars ($50,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate; the reserves reflected in the Financial Statements are adequate, appropriate and reasonable. Neither the Company nor any Subsidiary is in default in respect of the terms or conditions of any indebtedness.

3.15 Insurance. Schedule 3.15 attached hereto sets forth a brief description of insurance policies (specifying the insurer, the policy number or coverage note number with respect to binders and the amount of any deductible, with description of the pending claims if such claims exceed the applicable policy limits, setting forth the aggregate amount paid out by the insurer under each policy through the date hereof and the aggregate limit, if any, of the insurer's liability thereunder) which the Company and each Subsidiary maintains with respect to its respective businesses, properties or employees. Such policies are valid, binding and enforceable in accordance with their terms and are in full force and effect and are free from any right of termination on the part of the insurance carriers. Such policies, with respect to their amounts and types of coverage, are reasonably adequate to insure fully against risks to which the Company and any member of its consolidated group and their respective property and assets are normally exposed in the operation of their businesses. Neither the Company nor any Subsidiary is in default with respect to any material provision of any such policy or binder, or has failed to give any notice or present any claim under any such policy or binder in due and timely fashion, and neither the Company nor any Subsidiary has received any notice of cancellation or non-renewal with respect to any such policy or binder. Except for claims set forth on Schedule 3.15, there are no outstanding unpaid claims under any such policy or binder which have gone unpaid for more than forty-five (45) days or as to which the carrier has disclaimed liability.

3.16 Intellectual Property. The operation of the business of the Cosmo Group requires no rights under Intellectual Property (as hereinafter defined), other than rights under Intellectual Property listed on Schedule 3.16 attached hereto and rights granted to the Cosmo Group pursuant to Contracts listed on
         Schedule 3.16. Within the three (3) year period immediately prior to the date of this Agreement, neither the Company nor any of its Subsidiaries used any type of Intellectual Property other than those rights set forth on Schedule 3.16 and rights granted to the Company or its Subsidiaries pursuant to agree-ments listed on Schedule 3.16. Except as otherwise set forth on Schedule 3.16, the Company and each Subsidiary owns all right, title and interest in and to the Intellectual Property listed on Schedule 3.16 as applicable, including, without limitation, the exclusive rights to use and license the same. Each item of Intellectual Property listed on Schedule 3.16 has been duly registered with, filed in, or issued by the appropriate domestic or foreign governmental agency, to the extent required, and each such registration, filing and issuance remains in full force and effect. Except as set forth on Schedule 3.16, no claim adverse to the interests of the Company or its Subsidiaries in the Intellectual Property listed on Schedule 3.16 has been made or, to the best knowledge of the Principal Shareholders after due investiga-tion, threatened or asserted against the Company or any Subsidiary. No basis exists for any such claim, and no Person has infringed or otherwise violated the rights of the Company or any member of its subsidiaries in any of the Intellectual Property listed on Schedule 3.16. Except as set forth on
         Schedule 3.16, no litigation is pending wherein the Company or of its Subsidiaries is accused of infringing or otherwise violating the Intellectual Property rights of another party, or of breaching a contract conveying certain rights under Intellectual Property and, to the best knowledge of the Principal Shareholders, no such claim has been asserted or threatened against the Company or any of its Subsidiaries, nor are there any facts that would give rise to such a claim. For purposes of this Section 3.16, the term "Intellectual Property" means any domestic and foreign patents, patent applications, registered and unregistered trade marks and service marks, trade names, fictitious names, registered and unregistered copyrights, computer programs, databases, trade secrets and other proprietary and confidential information. The Principal Shareholders shall transfer any Intellectual Property owned by any of them and used by the Company or any of its Subsidiaries to the Investor.

3.17 Compliance with Laws. Neither the Principal Shareholders, the Company nor any of the Cosmo Group is in violation of any applicable order, judgment, injunction, award or decree, related to, arising out of or affecting the business or operations of the Company or any of the Subsidiaries.
         Neither the Principal Shareholders, nor the Cosmo Group is in violation of any federal, state, local or foreign law, ordinance, regulation or any other requirement of any governmental or regulatory body, court or arbitrator (including, without limitation, laws relating to the environ-ment and OSHA and the Americans with Disabilities Act) other than insignificant or immaterial violations which do not and will not adversely affect (i) the Cosmo Group Business or the Property; (ii) the business proposed to be conducted by the Investor after the consummation of the transactions contem-plated by this Agreement; or (iii) the consummation of the transactions contemplated by this Agreement. Each permit, license, order or approval of any governmental or regulatory body or other applicable authority (the "Permits") that is material to the conduct of the Cosmo Group Business is in full force and effect, no violations are or have been recorded in respect of any permit and no proceeding is pending or, to the knowledge of the Principal Shareholders or the Cosmo Group, threatened, to revoke or limit any Permit, which revocation or limitation could have a material adverse effect on any Cosmo Group Business or any Cosmo Group Property or the business to be conducted by the Investor after the consummation of the transactions contemplated by this Agreement. Schedule 3.17 attached hereto contains a list of all Permits. Except as set forth on Schedule 3.17, no approval or consent of any Person is needed to ensure that the Permits shall continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

         3.18     Employment Relations.

         (a) The Company and each of its Subsidiaries is in compliance with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice;

         (b) No unfair labor practice complaint against the Company or any of its Subsidiaries is currently pending before the National Labor Relations Board or other applicable court in the jurisdiction of the Subsidiaries, nor has such a complaint been pending in the last two (2) years;

         (c) There is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving the Company or any Subsidiary nor has one existed during the last two (2) years;

         (d) No representation question exists regarding the employees of the Company or any of its Subsidiaries;

         (e) No labor grievance exists which might have an adverse effect upon the Company or any Subsidiary or the conduct of the Cosmo Group Business, no arbitration proceeding arising out of or under any collective bargaining agreement is pending, and no claim therefore has been asserted;

         (f) Neither the Company nor any of its Subsidiaries is a party to, nor does there otherwise exist, any union, collective bargaining agreement or similar agreement with respect to the employees of the Company or any of its Subsidiaries and no collective bargaining agreement or similar agreement is currently being negotiated by the Company or any of its Subsidiaries; and

         (g) Neither the Company nor any of its Subsidiaries has experienced any labor difficulty during the last two (2) years. There has not been, and to the best knowledge, information and belief of the Principal Shareholders, there will not be, any adverse change in relations with employees of the Company or any of its Subsidiaries as a result of any announcement of the transactions contemplated by this Agreement.

         3.19     Employee Benefit Plans.

         (a) Schedule 3.19 contains a complete list, as of the date hereof, of all employees, including their names, birth-dates, job titles, base salaries and dates of hire. Schedule
         3.19 contains a true and complete list and accurate descrip-tion of each employee welfare benefit plan (an "Employee Welfare Plan"), as defined in Section 3(l) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained currently or at any time by the Cosmo Group or any other organization which as of the Closing is a member of a controlled group of organizations within the meaning of
         Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, ("Code"), of which the Cosmo Group is a member (an "ERISA Affiliate"), or to which the Cosmo Group or any ERISA Affiliate contributes or is required to contribute or contributed or was required to contribute at any time. Schedule 3.19 contains a true and complete list and accurate description of each employee pension benefit plan, as defined in Section 3(2) of ERISA ("Employee Pension Plan"), maintained currently or at any time by the Cosmo Group or any ERISA Affiliate or to which the Cosmo Group or any ERISA Affiliate contributes or is required to contribute or contributed or was required to contribute at any time.
         The Employee Welfare Plans, the Employee Pension Plans and the other plans listed on Schedule 3.19 are collectively referred to herein as the "Plans." Neither the Cosmo Group nor any ERISA Affiliate has maintained at any time, nor does it contribute to or has it contributed to or is or was required to contribute to:

         (i) any multi-employer plan (as defined in Section 3(37) of ERISA); or

         (ii) any funded or unfunded medical, health or life insurance plans or arrangements for current or future retirees or terminated employees.

         (b) With respect to each current Plan, the Investor has been provided heretofore with true and complete copies of:

         (i) all Plan documents and all documents or instruments establishing or constituting any related trust, annuity contract or other funding instrument, and any amendments thereto;

         (ii) the most recent determination letter received from the IRS;

         (iii) the most recent financial statements;

         (iv) the most recent IRS Form 5500; and (v) written descriptions of all non-written agreements relating to the Plans. All current Plans, all Plan documents and all documents or instruments establishing or constituting any related trust, annuity contract or other funding instrument, and any amendments thereto, comply in all material respects with the provisions of ERISA and the Code and applicable laws, rules and regulations. All necessary governmental approvals for all current Plans have been obtained and favorable determinations as to the qualification under the Code of each of the current Plans, and for any Code Section 501(c)(9) trust maintained in connection with any current Employee Welfare Plan, and each amendment thereto, have been made by the IRS, or have been applied for and no event has occurred and no facts or circumstances exist that may cause the loss of any such qualification or may cause any such application to be denied.

         (c) Except as set forth on Schedule 3.19, the administration of all Plans has been consistent with, and in compliance in all material respects with, applicable requirements of the Code and ERISA, including, without limitation, compliance on a timely basis with all requirements for reporting, disclosure and any requirements for the continuation of group health insurance. Neither the Cosmo Group, any ERISA Affiliate nor any Plan fiduciary (as defined in Section 3(21) of ERISA), with respect to any Plan, has engaged in any transaction or acted or failed to act in any manner that violates Section 404 or 406 of ERISA or engaged in any prohibited transaction (as defined in Section 4975(c)(1) of the Code) for which there exists neither a statutory nor regulatory exemption or for which an exemption has not been obtained. All obligations required to be performed by the Cosmo Group or any ERISA Affiliate under each Plan have been performed, and the Cosmo Group is not in violation of the terms of any Plan, nor does the Cosmo Group or the Principal Shareholders have any knowledge of any existing violation by any other party of any term or requirement of or applicable to any current Plan. All contributions required by law to have been made under any Plan, or to any trusts or funds established thereunder or in connection therewith, have been made by the due dates thereof (including any valid extensions).

         (d) No claims, suits or other proceedings are pending or threatened, and no facts or circumstances exist that could provide a basis for any such claim, suit or other proceeding, by any of the Cosmo Group or any ERISA Affiliate's current or former employees, any participant (as defined in Section 3(7) of ERISA) to any Plan maintained at any time by the Cosmo Group or any ERISA Affiliate to which the Cosmo Group contributes or has contributed or is or was required to contribute, any fiduciary of any Plan, any beneficiary (as defined in Section 3(8) of ERISA) of any such person or by any govern-mental body, agency or instrumentality thereof relating to or affecting any Plan, other than usual and ordinary claims for benefits by eligible persons. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute:

         (i) a termination of employment or other event entitling any person to any additional or other benefits, or that would otherwise modify any benefits or the vesting of any benefits, under any Plan maintained at any time by the Cosmo Group or any ERISA affiliate, or to which the Cosmo Group or any ERISA Affiliate contributes or has contributed or is or was required to contribute; or (ii) a violation of
         Section 404 or 406 of ERISA or a prohibited transaction
         (as defined in Section 4975(c)(1) of the Code) for which there exists neither a statutory nor regulatory exemption or for which an exemption has not been obtained.

         (e) Neither the Cosmo Group nor any ERISA Affiliate maintains any Plans that are subject to the requirements of Section 412 of the Code.

         3.20      Environmental Laws and Regulations.

         (a)      Neither the Cosmo Group nor any of its
         Subsidiaries has generated, transported or disposed of any hazardous material (defined below) during the past three (3) years; and

         (b)      Neither the Cosmo Group nor any of its
         Subsidiaries has Hazardous Materials at any site or facility owned or operated presently or at any previous time by the Company or any of its Subsidiaries.

         The Company and its Subsidiaries are in compliance in all material respects with all applicable federal, state and local laws and regulations relating to product registration, pollution control and environ-mental contamination including, but not limited to, all laws and regulations governing the generation, use, collection, discharge, or disposal of Hazardous Materials and all laws and regulations with regard to record keeping, notification and reporting require-ments respecting Hazardous Materials. Neither the Company nor any of its Subsidiaries has been alleged to be in violation of, and has not been subject to any administrative or judicial proceeding pursuant to, such laws or regulations either now or any time during the past three (3) years. There are no facts or circumstances which the Cosmo Group or the Principal Shareholders reasonably expects could form the basis for the assertion of any Environmental Claim (as defined below) against the Company or any of its Subsidiaries relating to environmental matters including, but not limited to, any Environmental
         Claim arising from past or present environmental practices asserted under CERCLA (as defined below) and RCRA (as defined below), or any other federal, state or local environmental statute, which the Cosmo Group or the Principal Shareholders believes might have an adverse effect on the business, results of operations, financial condition or prospects of the Company and its Subsidiaries taken as a whole.

         For purposes of this Section 3.20, the following terms shall have the following meanings: (A) "Hazardous Materials" shall mean materials defined as "hazardous substances", "hazardous wastes" or "solid wastes" in

         (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601--5657, and any amendments thereto ("CERCLA"); (ii) the Resource Conservation and
         Recovery Act, 42 U.S.C. Sections 6901-6987 and any amendments thereto ("RCRA"); and (iii) any similar federal, state or local environmental statute; and
         (B) "Environmental Claim" shall mean any and all claims, demands, causes of actions, suits, proceedings, administrative proceedings, losses, judgments, decrees, debts, damages, liabilities, court costs, attorneys' fees and any other expenses incurred, assessed or sustained by or against the Cosmo Group.

         3.21      Interests in Clients, Suppliers, Etc.
         At the Closing, except as set forth on Schedule 3.21 attached hereto, as of the date of the Closing, no officer or director of the Company or any of its Subsidiaries possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation, firm, association or business organization which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of the Cosmo Group. (Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, not in excess of one percent (1%) of any class of such securities, shall not be deemed to be a financial interest for purposes of this Section 3.21.)

         3.22 Bank Accounts, Powers of Attorney and Compensation of Employees. Schedule 3.22 attached hereto is an accurate and complete list showing
         (a) the name and address of each bank in which the Company or any of its Subsidiaries has an account or safe deposit box, the number of any such account or any such box and the names of all persons authorized to draw thereon or to have access thereto;
         (b) the names of all persons, if any, holding powers of attorney from the Company or any of its Subsidiaries and a summary statement of the terms thereof; and (c) the names and current salaries, including bonus and fringe benefits (other than those described on Schedule 3.19 hereto) of all officers and of all persons whose compensation from the Company or any of its Subsidiaries for the calendar year ended on the Quarterly Financial Statement Date exceeded an annualized rate of Two Hundred Fifty Thousand Dollars ($250,000), together with a statement of the full amount paid or payable to each such person for services rendered during such fiscal year.

         3.23      No Changes Since Quarterly Financial
         Statement Date.  Since the Quarterly Financial
         Statement Date, the Principal Shareholders, the
         Company or any of its Subsidiaries have not on a consolidated basis:

         (a) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except liabilities and obligations in the ordinary course of business and consistent with past practice, resulting in an increase for the liabilities shown on the Unaudited Statements of more than One Hundred Thousand Dollars ($100,000) in the aggregate;

         (b) permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than Permitted Liens);

         (c) sold, transferred or otherwise disposed of any assets except inventory sold in the ordinary course of business and consistent with past practice;

         (d)      made any single capital expenditure or
         commitment therefor, in excess of Fifty Thousand
         Dollars ($50,000) or made aggregate capital expenditures and commitments therefor in excess of Two Hundred Fifty Thousand Dollars ($250,000);

         (e) declared or paid any dividend or made any distribution on any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;

         (f) made any bonus or profit sharing distribu-tion or payment of any kind;

         (g)      increased its indebtedness for borrowed
         money, or made any loan to any Person;

         (h) written off as uncollectible any notes or accounts receivable, except immaterial write-downs or write-offs in the ordinary course of business and consistent with past practice which do not exceed One Hundred Thousand Dollars ($100,000) in the aggregate charged to applicable reserves, and none of which individually or in the aggregate is material to the Cosmo Group on a consolidated basis;

         (i) granted any increase in the rate of wages, salaries, bonuses or other remuneration or benefits of any executive employee or other employees or consultants, and no such increase is customary on a periodic basis or required by agreement or under-standing except as set forth on Schedule 3.18;

         (j) canceled or waived any claims or rights of substantial value;

         (k) made any change in any method of accounting or auditing practice;

         (l) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of business and consistent with past practices;

         (m) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected and reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice since the Quarterly Financial Statement Date;

         (n) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible to, or entered into any agreement or arrangement of any kind with, any of its officers, directors or share-holders or any affiliate or associate of its officers, directors or shareholders, except compensation to officers at rates not exceeding the rate of compen-sation in effect as of the Quarterly Financial Statement Date;

         (o) suffered any material adverse changes in its working capital, financial condition, assets, liabilities (absolute, accrued, contingent or other-wise), reserves, business operations or prospects; or

         (p) agreed, whether or not in writing, to do any of the foregoing.

         3.24 Certain Business Practices. To the best knowledge of the Cosmo Group and the Principal Share-holders, no officer, director, shareholder, employee, agent or other representative of the Company or any of its Subsidiaries, or any person acting on behalf of the Cosmo Group, has directly or indirectly, within the past two (2) years, given or agreed to give any illegal, unethical or improper gift or similar benefit to any customer, supplier, govern-mental employee or other person who is or may be in a position to help or hinder the Company or any of its Subsidiaries in connection with an actual or proposed transaction.

         3.25 Disclosure. To the best of each Principal Shareholder's knowledge and belief, neither this Agreement, nor the Audited Statements referred to in
         Section 3.5 hereof, any Schedule, Exhibit or cer-tificate attached hereto or delivered in accordance with the terms hereof, or any document or statement in writing which has been supplied by or on behalf of any of the Principal Shareholders or by or on behalf of any of the Cosmo Group's directors or officers in connection with the transactions contem-plated by this Agreement contains any untrue statement of material fact, or omits any statement of material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to any of the Principal Share-holders or the Company and its Subsidiaries which could materially and adversely affect the business, prospects or financial condition of the Company or any of its Subsidiaries or their respective properties or assets, which has not been set forth in this Agreement, the Financial Statements referred to in
         Section 3.5 hereof (including the footnotes thereto)
         , any Schedule, Exhibit or certificate attached hereto or delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of the Principal Shareholders or by or on behalf of any of the Cosmo Group's directors or officers in connection with the transactions contemplated by this Agreement.

         3.26 Broker's Or Finder's Fees. No agent, broker, person or firm acting on behalf of the Principal Shareholders or the Company and its Subsidiaries is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.




         ARTICLE IV

         CONDITIONS OF CLOSING

         The obligations of the parties to consummate the transactions contemplated herein on the Closing Date are conditioned upon satisfaction, on or prior to such date, of the following conditions:

         4.01      Representations and Warranties.  The
         representations and warranties of the Principal
         Shareholders, the Company and its Subsidiaries contained in Article III of this Agreement shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing
         Date.

         4.02 Officer's Certificate. The Company shall have delivered to the Investor a certificate dated as of the Closing, executed by the chief executive officer of the Company and in a form reasonably acceptable to the Investor, certifying that the conditions set forth in this Article IV have been satisfied and that there has been no material adverse change in the assets, properties, prospects, condition, affairs, operations or business of the Cosmo Group, as now conducted or as proposed to be conducted, since the date of this Agreement; and shall specifically certify the following as of the Closing Date:

         (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and the Company has the requisite corporate power and authority to own its properties and to conduct its business;

         (b)      Cosmo Canada, Inc., a subsidiary of the
         Company, is a corporation duly organized and existing under the laws of the Province of Ontario, Country of Canada;

         (c) the Company has the requisite corporate power and authority to execute, deliver and perform this Agreement on behalf of the Cosmo Group. This Agreement has been duly and validly authorized by the Cosmo Group, duly executed and delivered by an authorized officer of the Cosmo Group and consti-tutes a legal, valid and binding obligation of the Cosmo Group enforceable in accordance with its terms, except as enforceability may be limited by law affecting the rights of creditors generally;

         (d) the capitalization of the Cosmo Group is true and correct as set forth in this Agreement;

         (e)      the certificates representing the Private
         Shares and the Company Shares are in due and proper form and have been duly and validly executed by the officers of the Cosmo Group named thereon;

         (f) the execution, delivery, performance and compliance with the terms of this Agreement do not violate any provision of any of the Cosmo Group's Articles of Incorporation or Bylaws and, to the best of such counsel's knowledge, do not conflict with or constitute a default under the provisions of any judgment, writ, decree, order or agreement to which the Cosmo Group is a party or by which it is bound, which conflict or default would be materially adverse to the Cosmo Group;

         (g)      all consents, approvals, orders or
         authorizations of, and all qualifications, registrations, designations, declarations, or filings with, any federal, Florida or foreign governmental authority required to be made prior to the Closing in connection with the consummation of the transactions contemplated by this Agreement have been obtained, and are effective, as of the date of the Closing and there are no proceedings, or threat thereof, which question the validity thereof;

         (h) based in part upon the representations of the Investor set forth in this Agreement, the offer and sale of the Company Shares pursuant to the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act and from any domestic or foreign state qualification requirements of the Company's state of incorporation and principal place of business;

         (i) such person is not aware of any action, proceeding or investigation pending against the Cosmo Group or any of its officers, directors, or employees, or that any of the foregoing has received any threat thereof, which questions the validity of this Agreement, or the right of the Cosmo Group or its officers or directors to enter into this Agreement or which might result, either individually or in the aggregate, in any material adverse change in the assets, conditions, affairs, or prospects of the Cosmo Group nor is such counsel aware of any litigation pending against the Cosmo Group or any of its officers, directors or employees, or that any of the foregoing has received any threat thereof, by reason of the proposed activities of the Cosmo Group, the past employment relationships of its officers, directors or employees, or negotiations by the Cosmo Group or any of its officers, directors or employees with possible investors in the Cosmo Group or its business; and

         (j) the Company Shares have been duly and validly authorized and issued (including, without limitation, issued in compliance with applicable federal and state securities laws), fully paid and non-assessable and not subject to any preemptive rights, liens, claims or encumbrances, or other restriction on transfer, except as set forth in this Agreement.

         4.03 Proceedings and Documents. All corporate and other proceedings taken by the Cosmo Group in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investor, and the Investor shall have received all such documents as it may have reasonably requested.

         4.04 Evidence of the Converted Indebtedness; Consummation of Principal Shareholder Transactions. At the Closing, the Principal Shareholders shall each have delivered to the Investor such evidence in writing of the indebtedness upon which their respective Principal Shareholder Transactions are based as the Investor may reasonably require, and the Principal Shareholder Transactions shall be effected as contemplated herein.

         4.05 Payment of Purchase Price. The Investor shall at the Closing pay the Purchase Price, less a credit against the Purchase Price in the amount of the indebtedness represented by the Bridge Note, upon delivery by the Cosmo Group of a certificate representing the Company Shares and the Private Shares.

         4.06 Employment Agreements. The Investor shall have accepted Employment Agreements in the form of
         Schedule 4.06 attached hereto and executed by Peter
         Horak and Jeffrey Horak.

         4.07 Good Standing Certificates. The Cosmo Group shall have delivered to the Investor:

         (a) copies of the Certificate of Incorporation of the Company, including all amendments thereto, certified by the Secretary of State of the State of Florida;

         (b) certificates from the Secretary of State of the State of Florida to the effect that the Company is in good standing in such State and listing all charter documents, including all amendments thereto, of the Company on file; and

         (c) certification from the Province of Ontario to the effect that Cosmo Canada, Inc. is in good standing in such province.

         4.08      Truth of Representations and Warranties.
         The representations and warranties of the Cosmo Group contained in this Agreement (including, without limitation, all Schedules and Exhibits hereto) shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Cosmo Group shall have delivered to Investor a certificate, dated the Closing Date, to such effect.

         4.09 Governmental Approvals. All governmental consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

         4.10      Performance of Agreements.  All of the
         agreements of the Cosmo Group to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed, and the Company shall have delivered to the Investor a certificate by the President of the Company, dated the Closing Date, to such effect.

         4.11 Guaranty of Indemnities. The Principal Shareholders shall have each entered into and delivered to the Investor at the Closing individual Guarantees of their respective obligations under
         Section 6.02(b) of this Agreement, as well as individual Stock Pledge Agreements by which their Guarantees shall be secured by the pledge of such Principal Shareholders' remaining shares of stock of the Company.

         4.12 Corporate Reserve Policy. The Cosmo Group shall have established and implemented a corporate reserve policy sufficient to cover the amount of product returns and other applicable product warranty costs which the Cosmo Group reasonably expects to incur during the first year following the Closing. The Cosmo Group's liability for returns of all products currently under warranty will not exceed One Hundred Forty-Four Thousand Dollars ($144,000), and as of the Closing the Cosmo Group will not have liability for returns of all products currently under warranty greater than such amount. The Company shall have delivered to Investor a certificate by the President of the Company, dated the Closing Date, to such effect.

         4.13 SEC Filings. The Cosmo Group shall have filed, as of the Closing Date, all SEC filings, including without limitation, Form 10-K, Form 10-Q or Form 8-K, required to be filed by the Cosmo Group as of such date, all of which shall be true and correct and shall not contain any statement which is materially misleading in light of the facts and circumstances surrounding such statement.

         4.14      Blue Sky Compliance.  The Company shall
         have complied with all applicable state securities laws as necessary to offer and sell the Company
         Shares and the Private Shares to the Investor.


         ARTICLE V

         POST-CLOSING COVENANTS OF THE COMPANY

         5.01 Open Communication. The Cosmo Group shall permit the Investor at reasonable times to discuss the Cosmo Group's affairs, finances and accounts with the Cosmo Group's officers.

         5.02 Insurance. The Cosmo Group shall maintain insurance coverage covering risks associated with its business in such amounts as are customary in the industry.

         5.03 Private Offering. Neither the Cosmo Group nor anyone acting on its behalf will offer any securities of the Cosmo Group for issuance or sale to, or solicit any offer to acquire any of the same from, any person or entity so as to make the issuance and sale of the Company Shares and the Private Shares subject to the registration requirements of Section 5 of the Securities Act.

         5.04 Invention and Secrecy Agreements. Each employee and consultant of the Cosmo Group who may have access to the Cosmo Group's and the Investor's proprietary information shall execute an appropriate confidentiality agreement.

         5.05 Payment of Documentary, Stamp and Similar Taxes. The Cosmo Group shall pay any and all documentary, stamp, transfer or other taxes which may become due or payable with respect to or as a result of the issuance and delivery of the Private Shares and the Company Shares.

         5.06 Reports Under Securities Exchange Act Of 1934. With a view to making available to the Investor the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit the Investor to sell securities of the Company to the public without registration or pursuant to a registration on SEC Form S-3, the Company agrees to:

         (a) make and keep public information available, as those terms are defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Cosmo Group for the offering of its securities to the general public;

         (b) take such action, which may, but shall not be required to, include the voluntary registration of its securities under Section 12 of the Securities Exchange Act of 1934, as amended ("1934 Act"), as is necessary to enable the Investor to utilize SEC Form S-3 for the sale of the Private Shares and the Company Shares, such action to be taken, as required under the 1934 Act, after the end of the fiscal year in which the first registration statement filed by the Cosmo Group for the offering of its securities to the general public is declared effective;

         (c) file with the SEC in a timely manner all reports and other documents required of the Cosmo Group under the Securities Act and the 1934 Act; and

         (d)      furnish to the Investor, so long as the
         Investor owns the Company Shares, upon request

            (i) a written statement by the Cosmo Group that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Cosmo Group), the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to SEC Form S-3 (at any time after it so qualifies),

            (ii) a copy of the most recent annual or quarterly report of the Cosmo Group and such other reports and documents so filed by the Cosmo Group, and

            (iii) such other information as may be reasonably requested in availing the Investor of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such plan.

         5.07 Termination of Covenants. The covenants contained in Sections 5.02 and 5.06 shall terminate upon an underwritten public offering by the Cosmo
         Group of its securities.

         ARTICLE VI
         SURVIVAL OF REPRESENTATIONS; INDEMNITY; SET-OFF

         6.01 Survival of Covenants and Agreements. The respective representations, warranties, covenants and agreements of the Principal Shareholders, the Investor and the Cosmo Group contained in this Agreement, or any Schedule attached hereto or any agreement or document delivered pursuant to this Agreement shall survive for a period of one (1) year from the consummation of the transactions contemplated hereby; provided, however, that the representations, warranties and agreements made with regard to taxes and ERISA matters shall survive until the applicable statutes of limitations have expired; and provided further, however, that with respect to any covenant, term or provision to be performed hereunder or in any of the Schedules hereto or any documents or agreements delivered hereunder, the right of indemnification under this Article VI shall survive until such covenant, term or provision has been fully paid, performed or discharged.

         6.02      Indemnification.

         (a) The Cosmo Group agrees to indemnify and hold harmless the Investor and each of their respective officers, directors, shareholders, employees, affiliates and agents from and against, any and all obligation, liability, loss, cost, charge, damage or expense, including without limitation, attorneys' fees and costs and any tax liabilities of whatever type or nature, that results from or arises out of any action taken or omitted by the Cosmo Group prior to the Closing Date.

         (b) The Principal Shareholders agree, jointly and severally, to indemnify and hold harmless the Investor and each of its respective officers, directors, shareholders, employees, affiliates and agents from and against, any and all obligation, liability, loss, cost, charge, damage or expense, including without limitation, attorneys' fees and costs and any tax liabilities of whatever type or nature, that results from or arises out of any action taken or omitted by the Cosmo Group prior to the Closing Date. Notwithstanding the foregoing, Peter Horak and Jeffrey Horak shall not guarantee any representations and warranties of the Cosmo Group for the time period prior to the date of the Bridge Note, but shall guarantee all representations and warranties of the Cosmo Group for all periods subsequent to such date.

         ARTICLE VII

         MISCELLANEOUS PROVISIONS

         7.01 Entire Agreement. This Agreement (together with any attachments or exhibits) constitutes the entire agreement among the Company, the Subsidiaries, the Principal Shareholders and the Investor relating to the subject matter hereof, and no party shall be liable or bound to the other in any manner by any warranties, representations or covenants except as specifically set forth herein.

         7.02 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Except as expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto, provided, however, that the Investor shall be entitled to assign all of its rights and obligations hereunder to any designee of the Investor.

         7.03 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida applicable to the performance and enforcement of contracts made within such state, without giving effect to the law of conflicts of laws applied thereby. In the event that any dispute shall occur between the parties arising out of or resulting from the construction, interpretation, enforcement or any other aspect of this Agreement, the parties hereby agree to accept the exclusive jurisdiction of the US Federal Courts sitting in and for the County of Dade, State of Florida. In the event either party shall be forced to bring any legal action to protect or defend its rights hereunder, then the prevailing party in such proceeding shall be entitled to reimbursement from the non-prevailing party of all fees, costs and other expenses (including, without limitation, the reasonable expenses of its attorneys) in bringing or defending against such action.

         7.04      Counterparts.  This Agreement may be
         executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         7.05      Headings.  The headings used in this
         Agreement are for convenience and shall not by themselves be considered in construing or interpreting this Agreement.

         7.06 Notices. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon either
         (a) personal delivery; (b) one day after facsimile transmission to the facsimile number indicated below and evidenced by a written record of completed transmission to such number; or (c) five days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed to the following address, or to such other address as the party may designate by ten (10) days' advance written notice to the other party:



         If to the Investor:

         Starlight Development Marketing, Ltd.
         5/F. Shing Dao
         Industrial Building
         292 Aberdeen Main Road
         Hong Kong

         With a copy (which shall
         not constitute notice) to:

               Feldhake, August & Roquemore
         Newport Gateway Tower 2
         19900 MacArthur Blvd., Suite 850
         Irvine, California  92612
         Attn:      Kenneth S. August, Esq.
               Partner

         If to the Company:

         Cosmo Communications Corporation
         16501 NW 16th Court
         Miami, FL  33169
         Attn:      Mr. Carlos Ortega
         President

         If to Principle Shareholders:

         Amancio Victor Suarez
         16501 N.S. 16th Court
         Miami, Florida  33169

         Carlos Ortega
         16501 NW 16th Court
         Miami, FL  33169

         Amancio J. Suarez
         16501 NW 16th Court
         Miami, FL  33169

         7.07 Survival of Warranties. The warranties, representations and covenants of the parties contained in or made pursuant to this Agreement shall survive the execution and deliver of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof by or on behalf of the investor;
         provided, however, that such representations and warranties need only be accurate as of the date of such execution and delivery and as of the Closing.

         7.08      Finder's Fees.  Each party agrees to
         indemnify and hold harmless the other party from and against any liability for any commission or compensation in the nature of investment banking or finder's fees in connection with the transactions contemplated by this Agreement
         (and the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its officers, employees or representatives is responsible.

         7.09      Expenses.  Irrespective of whether the
         Closing is effected, the Company and the Subsidiaries, the Principal Shareholders and the Investor will all pay their respective legal and other fees and expenses in connection with the negotiation, execution, delivery and performance of this Agreement.

         7.10      Amendments and Waivers.  Except as
         expressly provided in this Agreement, any provision of this Agreement may be amended only by the mutual written agreement of the parties and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only in a written document executed by the waiving party.

         7.11      Schedules and Exhibits.  All Schedules
         and Exhibits attached to this Agreement are hereby incorporated by reference as an integral part of this Agreement, as fully and with the same force and effect as if such Schedule or Exhibit had been recited within the text of this Agreement in its entirety.

         7.11 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.







[SIGNATURES APPEAR ON THE FOLLOWING PAGE]





         IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

THE COMPANY:

COSMO COMMUNICATIONS CORPORATION       ATTEST:

   By: CARLOS ORTEGA                             By: /s/
       -------------------                               -------------
       CARLOS ORTEGA                                     -------------
       President                                         Secretary


THE PRINCIPAL SHAREHOLDERS:


    By: /s/ AMANCIO VICTOR SUAREZ      WITNESS:  By: /s/
            ---------------------                        -------------
            AMANCIO VICTOR SUAREZ


    By: /s/ AMANCIO  J. SUAREZ         WITNESS:  By: /s/
            ------------------                           -------------
            AMANCIO  J. SUAREZ


    By: /s/ CARLOS ORTEGA              WITNESS:  By: /s/
            -------------                                -------------
            CARLOS ORTEGA



THE INVESTOR:

STARLIGHT MARKETING AND                  ATTEST:
DEVELOPMENT LIMITED

By: /s/                                          By: /s/

        --------------------                             -------------


********

SCHEDULES TO STOCK PURCHASE AGREEMENT


SCHEDULE 2.02(c)
OTHER SECURITIES
None.










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SCHEDULE 3.03
EXISTENCE AND GOOD STANDING


The State of Florida.

The Province of Ontario, Canada.

Hong Kong









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SCHEDULE 3.5
FINANCIAL STATEMENTS AND NO MATERIAL CHANGES


Audited Financial Statements are attached hereto.














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SCHEDULE 3.6
BOOKS AND RECORDS


NONE.











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SCHEDULE 3.07
SUBSIDIARIES


COSMO Plastic Manufacturing, Ltd.

COSMO Communications Manufactory, Ltd.

COSMO Time Corporation

COSMO Communication Canada, Inc.

COSMO Electronics, Inc.

COSMO Communications (H.K.) Limited

COSMO Telecom, Corporation (See Exhibit B)













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SCHEDULE 3.08
TITLES TO PROPERTIES: ENCUMBRANCES


NONE.










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SCHEDULE 3.09
LEASES


1.      None in United States.

2. Real Property Lease for 106/108 Ferrier Street, Markham, Ontario $118,878.60 Canadian per annum

3.      Postage Meter:  Pitney Bowes
        $532.00 Canadian per annum

4.      Photocopier:  Xerox
        $1,821.12 Canadian per annum








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SCHEDULE 3.10
MATERIAL CONTRACTS


a)      1990 Employee Stock Option Plan.

b)      None.

c)      (Loans - waiting for confirmation)

d)      None.

e)      None.

f)      None.

g)      None.

h)      None.

i)      None.










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SCHEDULE 3.11
RESTRICTIVE DOCUMENTS


1. Indebtedness incurred by the Company pursuant to that certain revolving credit facility which provides for borrowings up to $7,500,000, between the Company and Congress Financial
        Corporation ("Congress") of which $1,001,000 was outstanding as of December 31, 1999.

2. Indebtedness incurred by the Company pursuant to that certain credit facility in the amount of $750,000 between the Company and Ocean Bank of which the full amount is outstanding
        (See Exhibit B).

3. Indebtedness incurred by the Company pursuant to that certain credit facility in the amount of $422,254 between the Company and Banco Portugues De Atlantico S.A. as of December 31, 1991 of which $61,000 is still outstanding.

4. Indebtedness incurred by the Company pursuant to that certain credit facility in the amount of $800,000 between the Company and Ocean Bank of which $799,000 is still outstanding.
        (See Exhibit B)








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SCHEDULE 3.12
LITIGATION


NONE.











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SCHEDULE 3.13
TAXES


NONE.








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SCHEDULE 3.14
LIABILITIES


NONE.










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SCHEDULE 3.15
INSURANCE


Cosmo Communications Corporation has no insurance policies in force as of the date of this Agreement. There are no pending claims against the Company or its prior insurance carrier.







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SCHEDULE 3.16
INTELLECTUAL PROPERTIES


NONE.








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SCHEDULE 3.17
COMPLIANCE WITH LAWS


NONE.







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SCHEDULE 3.18
CHANGE IN COMPENSATION OF EMPLOYEES OR CONSULTANTS


NONE.








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SCHEDULE 3.19
LIST OF EMPLOYEES


NAME                   GROSS           START      DATE OF         JOB
                    ANNUAL SALARY      DATE        BIRTH      DESCRIPTION
                 (Canadian currency)

     Peter Horak     200,000.00        Oct-79    19-May-39    President
      Jeff Horak     200,000.00        May-79    03-Feb-59    Vice President
   Eugenio Colin      75,000.00        Apr-99    27-Mar-66    National Sales Manager
Elizabeth Gelman      40,000.00        Nov-93    07-Oct-48    Office Manager
  Micheal Hujber      44,000.00        Sep-99    19-May-58    Controller
   Lisa Henshall      23,100.00        Apr-99    31-Jan-68    Customer Service
Shelton Maharage      34,000.00        Nov-95    04-Mar-56    Warehouse Supervisor
    Tammy Barron      25,000.00        Dec-98    05-Oct-70    Reception, Billing
  Anoma Maharage      22,000.00        Feb-98    07-Oct-59    Warehouse
 Anusha Fernando      20,000.00        Dec-99    18-Apr-71    Data Entry
    Arjun Perera      35,000.00        Dec-96    31-Oct-62    Warehouse Supervisor
 Ching Yam Leung      29,000.00        Jul-90    03-Jun-36    Technician
       Ki-So Kam      25,500.00        Nov-93    08-May-47    Technician
 Kumudini Perera      22,000.00        Jul-97    12-Nov-65    Warehouse
Acctg/Cust. Serv.     24,000.00
Josephine Carter      25,000.00        Apr-00    28-Nov-72    Customer Service
   Kalika Perera      22,500.00        Dec-99    27-Jan-64    Warehouse
        Overtime      42,690.00
Temp                  45,000.00

TOTAL                953,790.00







EMPLOYEE BENEFIT PLANS:

None










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SCHEDULE 3.21
INTERESTS IN CLIENTS, SUPPLIERS, ETC.


NONE.









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SCHEDULE 3.22
BANK ACCOUNTS, POWERS OF ATTORNEY AND COMPENSATION OF
EMPLOYEES


1.    C.I.B.C
      595 Bay Street
      Toronto, Ontario
      M5G 2C2
      Acct.# 057020102603519

1.    Authorized signers:  Peter Horak & Jeffrey Horak

2.    Powers of Attorney:  NONE.

3.    Other Employees:     NONE.







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********

EXHIBIT A TO THE STOCK PURCHASE AGREEMENT


Starlight Marketing Development Limited
5/F., Shing Dao Industrial Building
232 Aberdeen Main Road, Hong Kong


                                                      April 19, 2000

Cosmo Communications Corporation
16501 N.W. 16th Court
Miami, FL 33169

Attn:  Mr. Carlos Ortega
       President

Ref:   Acquisition of Shares of Cosmo Communications Corporation.

Dear Carlos:

      As you are aware, on November 9, 1999 Starlight Marketing Development Limied, a Hong Kong corporation (the "Purchaser") entered into a Letter of Interest (the "LOI") with Amancio Suarez, Carlos Ortega, AJ Suarez, Peter Horak, Jeffrey Horak and Cosmo
Communications Corporation, a Florida corporation (the "Company" and, together with Messrs. Suarez, Ortega, Suarez, Horak and Horak sometimes referred to herein collectively as the "Sellers") whereby the Purchaser was to purchase from the Sellers an aggregate number of shares of common stock of the Company (the "Shares") equal to eighty-four and eighty-nine hundredths percent (84.89%) of the total number of issued and oustanding Shares of the Company as of the date such purchase is consummated (the "Closing"). To further this share purchase transaction, and as an accommodation to the Company and the principal Sellers, the Purchaser entered into a Management Consulting Agreement (the "Management Agreement") and an Intercreditor Agreement, each dated as of January 7 2000, whereby the Purchaser became entitled to, and it did, make certain loans to the Company totaling USD Four Hundred Thousand Dollars ($400,000). Attached as exhibits to the Management Agreement were option agreements providing options to the Purchaser to purchase from each Seller his or its pro rata portion of the Shares being acquired in the hare purchase transaction. Each of the Management Agreement, the Option Agreements, the Inter-creditor Agreement and all other documents and instruments entered into between the parties in furtherance thereof are sometimes referred to herein as the "Subsequent Documents".

           Among the other terms and conditions of the LOI and the Subsequent Documents, he Sellers represented and warranted that the pro forma Net Asset Value of the Company (the "NAV") as of the Closing Date would not be less than negative USD $499,000. Upon conclusion of an audit of the Company by the Purchaser's independent auditors, the Company's actual NAV is negative USD $994,000, calculated as set forth on Schedule A attached to this Agreement (the "Additional Deficit"). By our respective signatures below, each of us hereby agrees, in consideration of each party's continued agreement to proceed with the share purchase in accordance with the terms of the LOI and the Sub-sequent Documents, to cause the following actions to offset the amount of the

Additional Deficit:

1. at the Closing, Messrs. Suarez, Suarez and Ortega shall deliver to the Company a Secured Promissory Note (the "Note"), which Note shall have a term of two (2) years and bear simple interest at the rate of twelve percent (12%) per annum; the Note shall be secured by a pledge of their respective Shares, totaling 3,275,493 in the aggregate; in the event of a default on payment under the Note, all or any applicable portion of the Shares secured by the stock Pledge will be foreclosed upon by the Company, at a valuation of $0.037615 per Share; upon any such foreclosure, the Shares may be, at the sole election of the Company, either retired or sold by, and for the benefit of, the Company;

2. the difference between the amount of the Note and the amount of the Additional Deficit shall be set off at the Closing as follows:

(a) Messrs. Horak and Horak shall set off the amount of $79,425 against repayment of amounts owed by the Company to each of them for loans extended to the Company prior to the Closing;

(b) to cover the remaining Additional Deficit amount of $35,628.81, Messrs. Suarez, Suarez and Ortega shall deliver to the Company an aggregate of 947,147 Shares to be retired or sold by the Company at its sole and exclusive election, at the rate of $0.037615 per Share;

3. upon the Closing, the Company shall issue the following persons the number of restricted Shares set forth next to such persons names below, in consideration of the forgiveness by such persons of certain indebtedness and/or the obligations owed to such person by the Company. This debt conversion is calculated at the rate of $0.037615 per Share, against delivery at the Closing of evidence or corporate certification of such debt or obligation.


Amancio V. Suarez and                       1,510,000 Shares
Amancio J. Suarez

Carlos Ortega                                  45,000 Shares

Peter Horak and                               535,000 Shares
Jeffrey Horak
Total New Issuance Upon Debt Conversion     2,090,000 Shares




If the foregoing is acceptable to you , please so signify by signing in the spaces provided below. Upon receipt of the signed Agreement, we shall instruct our attorneys to finalize the definitive Share Purchase Agreement and other documents necessary to reflect this Agreement. We would like this Agreement signed by no later than the close of business on Thursday, April 20, 2000, with a view toward Closing effective as of May 1, 2000.

Very truly yours,

STARLIGHT MARKETING
DEVELOPMENT LTD.


By: /s/
        -------------------


We hereby agree to all of the foregoing terms and conditions, in consideration of your agreement to proceed with the Share purchase as described herein, as of this 19th day of April, 2000.



THE COMPANY:

COSMO COMMUNICATIONS
   CORPORATION                             ATTEST:


    By: /s/ CARLOS ORTEGA                  By: /s/
            -------------                          -------------
            CARLOS ORTEGA
            President                              Secretary



THE PRINCIPAL SHAREHOLDERS:


    By: /s/ AMANCIO VICTOR SUAREZ          By: /s/ AMANCIO  J. SUAREZ
            ---------------------                  ------------------
            AMANCIO VICTOR SUAREZ                  AMANCIO  J. SUAREZ






    By: /s/ CARLOS ORTEGA                  By: /s/ PETER HORAK
            -------------                          -----------
            CARLOS ORTEGA                          PETER HORAK






    By: /s/ JEFFREY HORAK
            -------------
            JEFFREY HORAK






SCHEDULE A


CALCULATION OF THE ADDITIONAL DEFICIT AMOUNT




Negative NAV as Determined by the Independent Auditors     ($994,080)

Negative NAV as Represented by the Sellers in the LOI      ($499,000)

Other Adjustments:

      Auditor's Adjustment                                  ($10,123)
      Unrecorded Loan (Horaks)                              ($11,000)
      Provisions Deducted (Walmart)                         ($15,183)
                                                            ($36,306)

Add-back for Starlight Credit for Future Expected Profits   $242,500


TOTAL ADDITIONAL DEFICIT AMOUNT:                           ($238,274)





Mr. Carlos Ortega
Cosmo Communications Corporation
April 19, 2000



********

ADDENDUM 1 EXHIBIT A, DATED APRIL 19, 2000

COSMO COMMUNICATIONS CORPORATION

Addendum to Letter Agreement


In addition to the terms and conditions of the Letter Agreement entered into among the undersigned as of April 18, 2000, the undersigned further agree that upon the Closing, the Company shall issue the following persons the number of restricted Shares set forth next to such persons names below, in consid-eration of the forgiveness by such persons of certain indebted-ness and/or the obligations owed to such person by the Company. This debt conversion is calculated at the rate of $0.037615 per Share, against delivery at the Closing of evidence or corporate certification of such debt or obligation.


Amancio V. Suarez and
Amancio J. Suarez                                   1,510,000 Shares

Carlos Ortega                                          45,000 Shares

Peter Horak and                                       535,000 Shares
Jeffrey Horak
Total New Issuance Upon Debt Conversion             2,090,000 Shares


The foregoing is agreed to and accepted as of this 19th of April, 2000,


STARLIGHT MARKETING DEVELOPMENT LTD.


By: /s/
        -----------------



THE COMPANY:

COSMO COMMUNICATIONS CORPORATION             ATTEST:


By: /s/ CARLOS ORTEGA                        By: /s/
        -------------                                ------------
        CARLOS ORTEGA
        President                                    Secretary


THE PRINCIPAL SHAREHOLDERS:


     By: /s/ AMANCIO VICTOR SUAREZ           By: /s/ AMANCIO  J. SUAREZ
             ---------------------                   ------------------
             AMANCIO VICTOR SUAREZ                   AMANCIO  J. SUAREZ


     By: /s/ CARLOS ORTEGA                   By: /s/ PETER HORAK
             -------------                           -----------
             CARLOS ORTEGA                           PETER HORAK


     By: /s/ JEFFREY HORAK
             -------------
             JEFFREY HORAK


********


ADDENDUM 2 TO EXHIBIT A, DATED JULY 13, 2000




        STARLIGHT MARKETING DEVELOPMENT LIMITED
          5/F., SHING DAO INDUSTRIAL BUILDING
                232 ABERDEEN MAIN ROAD
                       HONG KONG

                                           July 13, 2000

Cosmo Communications Corporation
16501 N.W. 16th Court
Miami, FL 33169
Attn:      Mr. Carlos Ortega
      President

Ref:      Initial Closing of Acquisition of Shares of
Cosmo Communications Corporation by Starlight Marketing
Development Limited.

Dear Mr. Ortega:

Reference is made to that certain Letter Agreement, dated
April 19, 2000, pursuant to which Starlight Marketing
Development Limited ("Starlight") agreed to purchase up to 84.89% of the total outstanding common stock of Cosmo
Communications Corporation (the "Company"), including
947,147 shares from the three principal shareholders of the Company, namely yourself and Messrs. Amancio Victor
Suarez  and A.J. Suarez (the "Principal Shareholders").
Through subsequent agreements, a series of conversions of debt owed by the Company to the Principal Shareholders, and other similar adjustments, were agreed upon between Starlight and the Company.

Originally, it was contemplated by the parties that the majority of the shares to be acquired by Starlight would be issued by the Company. This will, as you know, necessitate an increase in the amount of authorized shares, as there are currently an insufficient amount of shares authorized to cover the entire amount of the shares which the Company is contractually bound to sell to Starlight under its various agreements. The need to have additional shares issued was not seen as a problem by Starlight, since it is a matter of having the Company's
Articles of Incorporation amended by simple shareholder vote. Unfortunately, as a result of the failure of the Company to file its audited financial statement for FY1999 as part of its Annual Report on Form 10-K, the Company cannot call for a shareholders' meeting and hold the required shareholder votes, including for the authorization of the additional shares necessary to complete the Starlight acquisition as contemplated.

      To keep the Starlight share purchase on track, since it now appears that it may be September before the requisite shareholders' meeting will be able to take place, we have proposed that the acquisition be separated into two closings: the initial closing will be a sale of the controlling interest (51%) of the existing outstanding common stock by the Principal Shareholders', which closing can occur immediately, and the closing for the purchase of the remaining shares and completion of the debt conversion and other transactions described in the prior agreements between us will be consummated at such time as the audit has been completed, the proxy requirements complied with and the shareholder vote properly held approving the total transaction.

      According to the most recent information available, the Company currently has 2,642,000 shares issued and outstanding.
In order to acquire 51% of the total current stock ownership, it will be necessary for Starlight to purchase from the Principal Shareholders 1,347,420 shares in the aggregate. Based upon information contained in the public records, the Principal Shareholders currently own, in the aggregate, 1,720,666 shares of common stock (and after the first closing they would retain the amount of 373,246 shares, together with such additional shares as they are entitled to receive in connection with the debt conversion and other similar transactions.

By signing in the spaces provided below, this letter will confirm, and be a binding agreement to effect, the following provisions:

1. the initial closing shall be completed by not later than July 31, 2000, and shall result in the sale by the Principal Shareholders, and the purchase by Starlight, of 1,347,420 shares in the aggregate, at a price of $0.037615 per share, representing not less than 51% of the total issued an outstanding shares of the Company as of the date of the closing;

2. the Principal Shareholders shall use their best efforts to obtain the consents of its two lenders, Ocean Bank and Congress Financial, to the two separate closings described herein as soon as practicable after signing of this Agreement; and

3. upon completion of the initial closing as contemplated herein, and subject to the approval of the shareholders at the upcoming shareholder meeting, the parties shall cause the holding of a second closing, whereby Starlight shall purchase the remaining shares from the Company necessary to equal a total ownership interest of 84.89% of the Company, and shall cause the debt conversions and other transactions contemplated in the several agreements between us to occur, which obligation shall be irrevocable and binding on all parties as set forth herein.

If the foregoing is acceptable, please so signify by signing in the spaces provided below. Upon receipt of the signed Agreement, we shall instruct our attorneys to finalize the closing documents necessary to reflect this Agreement. We would like this Agreement signed by no later than the close of business on Tuesday, July 18, 2000, with a view toward Closing as soon thereafter as possible, but in no event later than July 31, 2000.


Very truly yours,

STARLIGHT MARKETING
DEVELOPMENT LTD.


By:

We hereby agree to all of the foregoing terms and conditions, in consideration of your agreement to proceed with the two closings as described herein, as of this ___ day of July, 2000.


THE COMPANY:

COSMO COMMUNICATIONS CORPORATION                ATTEST:



By: /s/ CARLOS ORTEGA                  By: /s/
        -------------                           -------------
        CARLOS ORTEGA
        President                               Secretary


THE PRINCIPAL SHAREHOLDERS:


By: /s/ AMANCIO VICTOR SUAREZ          By: /s/  AMANCIO  J. SUAREZ
        ---------------------                   ------------------
        AMANCIO VICTOR SUAREZ                   AMANCIO  J. SUAREZ



By: /s/ CARLOS ORTEGA
        -------------
        CARLOS ORTEGA




********

ADDENDUM 3 TO EXHIBIT A, DATED JULY 27, 2000


STARLIGHT MARKETING DEVELOPMENT LIMITED
5/F., SHING DAO INDUSTRIAL BUILDING
232 ABERDEEN MAIN ROAD
HONG KONG

                                                     July 27, 2000

Cosmo Communications Corporation
16501 N.W. 16th Court
Miami, FL 33169
Attn: Mr. Carlos Ortega
      President

Ref: Assignment of Agreements in connection with the Acquisition of Shares of Cosmo Communications Corporation by Starlight Marketing Development Limited.

Dear Mr. Ortega:

Reference is made to those certain agreements wherein Starlight Market ing evelopment Limited ("Starlight") has agreed to purchase up to 84. 89% of the total outstanding common stock of Cosmo Communications Corporation (the "Company"), including 947,147 shares from the three principal shareholders of the Company, namely yourself and Messrs. Amancio Victor Suarez and A.J. Suarez (the "Principal Shareholders"). A series of agreements, including but not limited to a Share Purchase Agreement, letter agreements regarding conversion of debt and dual closings and other agreements to effect the above referenced transaction have been entered into between Starlight and the Company (the "Agreements").

      Starlight hereby assigns, transfers, conveys, and delivers unto Master Light Enterprises Limited, its successors and assigns, forever, all of the rights and obligations and Master Light Enterprises
Limited hereby assumes all of the obligations of Starlight under and in accordance with the Agreements. The provisions of each of the Agreements are incorporated herein by this reference. Nothing contained in this Assumption Agreement is intended to or will be deemed to supersede, amend, limit, modify, augment, or obviate any of the rights or obligations of Starlight, the Company, or the Principal Shareholder under the Agreements.

      By signing in the spaces provided below, this letter will confirm, and be a binding agreement to effect, the following provisions:

1. the initial closing shall be completed by not later than August 4, 2000, and shall result in the sale by the Principal
Shareholders, and the purchase by Master Light Enterprises Limited

2. the Principal Shareholders shall use their best efforts to obtain the consents of its two lenders, Ocean Bank and Congress
Financial, to the change in Purchasers described herein as soon as practicable after signing of this Agreement; and

3. upon completion of the initial closing as contemplated herein, and subject to the approval of the shareholders at the upcoming shareholder meeting, the parties shall cause the holding of a second closing, whereby Master Light Enterprises Limited shall purchase the remaining shares from the Company necessary to equal a total ownership interest of 84.89% of the Company, and shall cause the debt conversions and other transactions contemplated in the Agreements to occur, which obligations shall be irrevocable and binding on all parties as set forth herein.

If the foregoing is acceptable, please so signify by signing in the spaces provided below. Upon receipt of the signed a copy of this letter, we shall instruct our attorneys to finalize the closing documents. We would like this document signed by no later than the close of business on Tuesday, August 1, 2000, with a view toward Closing as soon thereafter as possible, but in no event later than
August 4, 2000.


                                          Very truly yours,

STARLIGHT MARKETING
DEVELOPMENT LTD.


By:
    --------------------

                                          MASTER LIGHT ENTERPRISES
LIMITED


                                          By:
                                              --------------------


We hereby agree to all of the foregoing terms and conditions.


THE COMPANY:

COSMO COMMUNICATIONS CORPORATION               ATTEST:




    By: /s/ CARLOS ORTEGA                  By: /s/
            -------------                          -------------
            CARLOS ORTEGA
            President                              Secretary



THE PRINCIPAL SHAREHOLDERS:


    By: /s/ AMANCIO VICTOR SUAREZ          By: /s/ AMANCIO  J. SUAREZ
            ---------------------                  ------------------
            AMANCIO VICTOR SUAREZ                  AMANCIO  J. SUAREZ



    By: /s/ CARLOS ORTEGA
            -------------
            CARLOS ORTEGA





********

ADDENDUM 4 TO EXHIBIT A, DATED NOVEMBER 20, 2000




Master Light Enterprises Limited
5/F., Shing Dao Industrial Building
232 Aberdeen Main Road, Hong Kong


                                               November 20, 2000

Cosmo Communications Corporation
16501 N.W. 16th Court
Miami, FL 33169
Attn: Mr. Carlos Ortega
      President

Ref:  Acquisition of Shares of Cosmo Communications Corporation.

Dear Carlos:

Reference is made to the letter agreements pertaining to the above-referened transaction dated April 19, 2000 and July 13, 2000 (the "First Closing Agreements"), regarding the consummation of the closing of the purchase of shares of Cosmo Communications Corporation (the "Company") by Master Light Enterprises (the "Purchaser"), initially from the principal shareholders described below (the "First Closing") and subsequently from the Company directly (the "Second Closing").

As you and I have discussed recently, there have been some develop-ments regarding the Company that have surfaced, and which are contrary to the representations and warranties made in the Stock Purchase Agreement entered into between the Company, its principal stockholders named therein (the "Principal Shareholders") and Starlight Marketing Development Ltd. (and subsequently assigned to the Purchaser). Primarily, these items involve a larger net asset value than originally agreed to between the parties and the commence-ment of an anti-dumping lawsuit which may potentially result in fines and other penalties being assessed against the Company.

In order to induce the Purchaser to continue with the acquisition as planned, the principal shareholders have offered, and we have agreed to accept, the following additional requirements beyond what is already reflected in the First Closing Agreements. Specifically, we have agreed as follows:

1. At the consummation of the First Closing, which shall occur at the offices of Feldhake, August & Roquemore, LLP upon the execution of this letter and the Escrow Agreement described below by both parties, the amount of $50,683.00 (representing the "Purchase Price" for the purchase by the Purchaser of a total of 1,347,420 shares of the Company from the Principal Shareholders), shall be pledged to the Purchaser to secure the respective obligations of the Principal Shareholders to be performed at or before the Second Closing as more specifically outlined in the First Closing Agreements. To effect this pledge of cash, the Principal Shareholders shall enter into and execute the Escrow Agreement with our counsel, Feldhake, August & Roquemore, LLP, to hold such funds on our behalf pending the Second Closing.

2. At the consummation of the Second Closing, the Principal Shareholders shall pledge certain items as security for the continuing obligations of the Principal Shareholders subsequent to the Second Closing, as set forth in the First Closing Documents, in the Stock Purchase Agreement and in any other documents or instru-ments entered into at the Second Closing in accordance with the Stock Purchase Agreement (the "Continuing Obligations"). The security to be pledged in respect of these Continuing Obligations shall be the following:

(a) the Principal Shareholders shall renew the pledge of the Purchase Price in accordance with the terms of the Escrow Agreement; and

(b) the Principal Shareholders shall provide a stock pledge, in favor of the Purchaser, with respect to 980,926 shares which will be owned by the Principal Shareholders as of that date.

In addition, the Principal shareholders shall deliver to the Company, to be held in its treasury subsequent to the Second
Closing, an aggregate of 947,147 shares of the Company now owned by the Principal Shareholders.

3. Finally, the Principal Shareholders agree that the collateral security pledged to secure the obligations of the Company with respect tot he bridge loan extended by Starlight Marketing Development Ltd., which amount shall be credited toward the purchase price for the Company's shares at the time of the Second Closing, shall continue to be held to secure the Continuing Obligations of the Principal Shareholders as contemplated herein.

4. In the event that the Continuing Obligations are fulfilled by the date which is two (2) years from the date of the Second Closing, then as of the date such Continuing Obligations have been fully satisfied, all pledges and other security interests granted pursuant to this Letter shall be released and fully discharged.
In the event that the Continuing Obligations are not fulfilled by the date which is two (2) years from the date of the Second Closing, then as of such date all collateral pledged to the Purchaser hereunder shall become the property of the Purchaser, without further consideration, as will be specifically set forth in the collateral documents to be entered into between the parties at the Second Closing.

If the foregoing is acceptable to you as an accurate description of our prior agreement, then please so signify by signing in the spaces provided below. Upon receipt of the signed Agreement, we shall instruct our attorneys to complete the First Closing and proceed immediately to the Second Closing.

                                          Very truly yours,

MASTER LIGHT ENTERPRISES  LTD.


By: /s/
        ----------------

We hereby agree to all of the foregoing terms and conditions, in consideration of your agreement to proceed with the Share purchase as described herein, as of this 20th day of November, 2000.

THE COMPANY:

COSMO COMMUNICATIONS CORPORATION           ATTEST:


    By: /s/ CARLOS ORTEGA                  By: /s/
            -------------                          -------------
            CARLOS ORTEGA
            President                              Secretary



THE PRINCIPAL SHAREHOLDERS:


    By: /s/ AMANCIO VICTOR SUAREZ          By: /s/ AMANCIO  J. SUAREZ
            ---------------------                  ------------------
            AMANCIO VICTOR SUAREZ                  AMANCIO  J. SUAREZ



    By: /s/ CARLOS ORTEGA
            -------------
            CARLOS ORTEGA


********

EXHIBIT B TO THE STOCK PURCHASE AGREEMENT


EXHIBIT B
EXCLUDED ASSETS & LIABILITIES

Assets:
1000 shares of commons stock of Cosmo Telecom Corp.
60 shares of common stock of CSE Technologies, Inc.
600 shares of common stock of CSE Technologies, Inc.

Real property located at 16501 NW 16th court, Miami
Florida 33169 Dade County, Florida.  All of lots
11,12, and 13, block 14, SUNSHINE STATE INDUSTRIAL
PARK SECTION TWO, Recorded in plat Book 78, page
58, of the public records of Dade County, Florida;
and a portion of Lot 10, Block 14; of said
SUNSHINE STATE INDUSTRIAL PARK SECTION TWO

Liabilities:
All obligations due under Promissory note and mortgage deed dated December 16, 1996 in favor of Ocean Bank recorded on Dec. 18, 96, Book
17464,page 2252

All obligations due under the terms of that certain Commercial/Agricultural revolving or draw note, variable rate, dated Aug. 29, 97 in favor of Ocean Bank in principal amt. $800,000

All obligations due under the term of a
Promissory note dated May 21,99 in the amt of $50,000 held by Miguel Pohudka.